Exhibit 2.3

SECOND AMENDMENT TO THE

MERGER AGREEMENT AND WAIVER

Dated as of June 8, 2023

This Second Amendment to the Merger Agreement (this “Amendment”) is made and entered into as of the date first set forth above (the “Amendment Date”) by and among Logiq, Inc., a Delaware corporation (the “DLQ Parent”), DLQ, Inc., a Nevada corporation (the “Company”), Abri SPAC I, Inc., a Delaware corporation (“Parent”), and Abri Merger Sub, Inc., a Delaware corporation (“Merger Sub”). The DLQ Parent, the Company, Parent, and Merger Sub, are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

WHEREAS the Parties are all of the Parties to that certain Merger Agreement dated as of September 9, 2022 (as may be amended, modified or supplemented from time to time, the “Merger Agreement”); and

WHEREAS, the Parties now desire to amend the Merger Agreement to amend certain provisions with respect to the tier of NASDAQ on which it will be listed in connection with the Business Combination and also desire to waive certain provisions of the Merger Agreement;

NOW THEREFORE, in consideration of the mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.	Definitions. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Merger Agreement.

2.	Amendment. Pursuant to the provisions of Section 12.2 of the Merger Agreement, the Merger Agreement is hereby amended as follows:

(a)	Section 8.5 of the Merger Agreement is hereby amended and restated in its entirety to provide as follows:

Parent Public Filings; NASDAQ. During the Interim Period, Parent will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws, and shall use its reasonable best efforts prior to the Closing to maintain the listing of the Parent Units, the Parent Warrants and the Parent Rights on the NASDAQ Capital Market. During the Interim Period, Parent shall use its reasonable best efforts to cause (a) Parent’s initial listing application with either the NASDAQ Capital Market or NASDAQ Global Market in connection with the transactions contemplated by this Agreement to have been approved; (b) all applicable initial and continuing listing requirements of the NASDAQ Capital Market or NASDAQ Global Market to be satisfied; and (c) the Parent Common Stock, including the Merger Consideration Shares, the Parent Warrants and the Parent Rights to be approved for listing on the NASDAQ Capital Market or NASDAQ Global Market, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement and in any event prior to the Effective Time.

(b)	Section 9.1(i) of the Merger Agreement is removed in its entirety and replaced in its entirety as follows:

Parent’s initial listing application with NASDAQ in connection with the transactions contemplated by this Agreement shall have been conditionally approved and, immediately following the Effective Time, Parent shall satisfy any applicable initial and continuing listing requirements of NASDAQ, and Parent shall not have received any notice of non-compliance therewith, and the Merger Consideration Shares shall have been approved for listing on the NASDAQ Capital Market.

3.	Waiver. Pursuant to Section 9.1(i), Parent shall satisfy any applicable initial and continued listing requirements of NASDAQ and Parent shall not have received any notice of non-compliance therewith. The Parties acknowledge that, on March 23, 2023, Parent received a letter from the Listing Qualifications Department of NASDAQ (the “NASDAQ Letter”) notifying it that for the last 30 consecutive business days prior to the date of the NASDAQ Letter, Parent’s Minimum Value of Listed Securities (“MVLS”) was less than $35.0 million, which does not meet the requirement for continued listing on The Nasdaq Capital Market, as required by Nasdaq Listing Rule 5550(b)(2) (the “MVLS Rule”). The Parties hereby waive any default of Section 9.1(i) of the Merger Agreement and any other provision of Merger Agreement as a result of the Nasdaq Letter.

4.	Effect of Amendment; Full Force and Effect. This Amendment shall form a part of the Merger Agreement for all purposes, and each Party shall be bound hereby and this Amendment and the Merger Agreement shall be read and interpreted as one combined instrument. From and after the Amendment Date, each reference in the Merger Agreement to “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of like import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended by this Amendment. Except as herein expressly amended or otherwise provided herein, each and every term, condition, warranty and provision of the Merger Agreement shall remain in full force and effect, and such are hereby ratified, confirmed and approved by the Parties.

5.	Governing Law. This Amendment shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof.

6.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by electronic means, including DocuSign, Adobe Sign or other similar e-signature services, e-mail or scanned pages shall be effective as delivery of a manually executed counterpart to this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed on its behalf as of the Amendment Date.

ABRI SPAC I, INC.

By:	/s/ Jeffrey Tirman
Name:	Jeffrey Tirman
Title:	Chief Executive Officer

ABRI MERGER SUB, INC.

By:	/s/ Jeffrey Tirman
Name:	Jeffrey Tirman
Title:	Chief Executive Officer

DLQ, INC.

By:	/s/ Brent Suen
Name:	Brent Suen
Title:	Chief Executive Officer

LOGIQ, INC.

By:	/s/ Brent Suen
Name:	Brent Suen
Title:	Chief Executive Officer

[Signature Page to First Amendment to Merger Agreement]